Exhibit 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated August 6, 2015 on our reviews of the interim financial information of CTI BioPharma Corp. as of June 30, 2015 and for the three and six-month interim periods ended June 30, 2015 and 2014 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 is incorporated by reference in this Registration Statement on Form S-8 of CTI BioPharma Corp.

Yours very truly,

/s/ Marcum LLP

Marcum LLP

San Francisco, California

September 28, 2015